Exhibit 10.22
COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

Annual Cash Compensation
The Compensation Committee of the board of directors sets the annual base salary for each of Adamas Pharmaceuticals, Inc.’s executive officers. The annual base salary and target bonus award percentage for the executive officers, to be effective March 1, 2021, are as follows:

Executive Officer	Annual Base Salary	Target Bonus Award %
Neil F. McFarlane	$643,800	60%
Vijay Shreedhar	$447,000	45%
Christopher B. Prentiss	$412,000	40%